UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 6, 2012

The Spectranetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-19711	84-0997049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9965 Federal Drive
Colorado Springs, Colorado 80921
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (719) 633-8333

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement or Material Amendment to a Material Agreement.

In December 2009, the Spectranetics Corporation (the “Company”) reached a resolution with the United States Department of Justice and the Office of Inspector General of the United States Department of Health and Human Services regarding a federal investigation which had commenced on September 4, 2008.

Despite the resolution of this matter, the Company has indemnification obligations to three former employees of the Company who were indicted in the third quarter of 2010 on charges related to the federal investigation.

On February 6, 2012, the Company entered into an Agreement Relating to Indemnification and Clawback Rights, and Release (the “Schulte Agreement”) with John Schulte, who is facing a criminal trial in the U.S. District Court of Colorado. Under the Schulte Agreement, Spectranetics agrees to reimburse Mr. Schulte an amount not to exceed $1.9 million for legal fees and expenses incurred by him on or after January 1, 2012, including the trial and any appeal that is not successful. In consideration of Mr. Schulte's agreement to the fee cap, the Company releases him from its rights to “clawback” legal fees and expenses advanced by the Company under Delaware law, the Company's charter documents, and an indemnification agreement that Mr. Schulte executed as a former officer and director of the Company. In addition to the foregoing, each party generally releases the other from all claims prior to the date of the Schulte Agreement. The cap on legal fees and expenses, as well as the release and waiver of clawback rights and the general release of claims, are subject to certain exceptions in the case of a mistrial or successful appeal.

On February 6, 2012, the Company also entered into an Agreement Relating to Indemnification and Clawback Rights, and Release (the “Pham Agreement”) with Trung Pham, who is facing a criminal trial in the U.S. District Court of Colorado. Under the Pham Agreement, Spectranetics agrees to reimburse Mr. Pham an amount not to exceed $525,000 for legal fees and expenses incurred by him on or after January 1, 2012, including the trial and any appeal that is not successful. In consideration of Mr. Pham's agreement to the fee cap, the Company releases him from its rights to “clawback” the legal fees and expenses advanced by the Company under Delaware law and the Company's charter documents. In addition to the foregoing, each party generally releases the other from all claims prior to the date of the Pham Agreement. The cap on legal fees and expenses, as well as the release and waiver of clawback rights and the general release of claims, are subject to certain exceptions in the case of a mistrial or successful appeal.

The Company believes that by entering into these agreements it will incur a materially lower amount of legal fees and expenses than it would otherwise incur, and that the value of these expense savings exceeds the potential clawback recovery, if any.

The foregoing descriptions of the Schulte Agreement and the Pham Agreement are not complete and are qualified in their entirety by reference to the Schulte Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, and to the Pham Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

Following the indictment in the third quarter of 2010 of the three former employees with whom the Company has indemnification obligations, the Company accrued a $6.5 million charge to record its estimated liability related thereto. The $6.5 million accrual assumed a single trial of the three accused former employees that would take place in the fourth quarter of 2011. As a result of recent developments, including the District Court's order to separate the trial of Obinna Adighije, the scheduling of the current trial in February 2012, as well as the agreements described in Item 1.01, the Company accrued an additional $2.0 million in the quarter ended December 31, 2011. The Company currently estimates that the legal fees and expenses, including approximately $3.2 million incurred to date, for the Federal District Court stage of the proceedings for the three former employees could range from $8.5 million to $11.5 million through both trials and that these costs would be paid over the course of the court proceedings. With the additional $2.0 million accrual, as of December 31, 2011 the Company has a remaining accrued liability of $5.3 million. The actual expenses may be higher or lower than the estimate depending upon final resolution of the proceedings.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Agreement Relating to Indemnification and Clawback Rights, and Release dated February 6, 2012, between The Spectranetics Corporation and John G. Schulte.
10.2	Agreement Relating to Indemnification and Clawback Rights, and Release dated February 6, 2012, between The Spectranetics Corporation and Trung Pham.

Forward-Looking Statements

Certain statements in this report, including the Company's estimates regarding the estimated legal fees and expenses it will incur in connection with the proceedings described in this report, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPECTRANETICS CORPORATION
(registrant)

Date:	February 9, 2012	By:	/s/ Roger Wertheimer
Roger Wertheimer
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement Relating to Indemnification and Clawback Rights, and Release dated February 6, 2012, between The Spectranetics Corporation and John G. Schulte.
10.2	Agreement Relating to Indemnification and Clawback Rights, and Release dated February 6, 2012, between The Spectranetics Corporation and Trung Pham.

5